               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                TRANSATLANTIC HOLDINGS, INC.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2002
                              -------------------

                                                                   April 8, 2002

To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

    The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 16, 2002, at 11:00 o'clock A.M., for the following purposes:

    1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

    2. To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2002; and

    3. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 22, 2002 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

    Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope. If you plan on attending the meeting, please remember to bring photo identification with you.

                                           By Order of the Board of Directors

                                           ELIZABETH M. TUCK
                                           Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005
                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                   April 8, 2002

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 16, 2002, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors and for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2002.

    Only stockholders of record at the close of business on March 22, 2002 will be entitled to vote at the meeting. On that date 52,283,644 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.

    This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 8, 2002.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of March 22, 2002, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.

                                                        AMOUNT
                                                      AND NATURE
                                                          OF
                  NAME AND ADDRESS                    BENEFICIAL    PERCENT OF
                OF BENEFICIAL OWNER                   OWNERSHIP    VOTING SHARES
                -------------------                   ---------    -------------
American International Group, Inc. ('AIG')(1) ......  31,274,130       59.82
70 Pine Street
New York, NY 10270

Davis Selected Advisers, LP(2) .....................  10,387,362       19.87
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

---------

(1) Includes 17,615,178 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, L.P. filed a Schedule 13F, dated February 13, 2002, with respect to the shares of TRH Common Stock held by it, which stated that it is an institutional investment manager, and that it has sole investment discretion and sole voting authority with respect to 10,387,362 shares.

                            I. ELECTION OF DIRECTORS

    Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors; abstentions and broker non-votes will have no effect on the outcome of the vote. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. Ikuo Egashira, who was a member of your Board since 1995, resigned in August, 2001 in connection with his retirement from the Nichido Fire and Marine Insurance Company, Limited. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. The nominees, and certain information supplied by them to TRH, are as follows:

                                                            CHAIRMAN OF THE BOARD OF DIRECTORS, THE
[PHOTO]              TAKASHI AIHARA                         NICHIDO FIRE & MARINE INSURANCE COMPANY,
                     Age 65                                 LIMITED, TOKYO, JAPAN
                     Director since 2001. He has            (insurance)
                     also served as a director of
                     Transatlantic Reinsurance
                     Company ('TRC'), a wholly-
                     owned subsidiary of TRH, and
                     of Putnam Reinsurance
                     Company ('Putnam'), a
                     wholly-owned subsidiary of
                     TRC, since 2001.

[PHOTO]              JAMES BALOG                            RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, LLC
                     Age 73                                 (investment management company)
                     Director since 1988. He has also       Director, Galen Partners, L.P. (technical
                     served as a director of TRC since      advisory board), Great-West Life and Annuity
                     1990 and of Putnam since 1988.         Insurance Company and Trustee, Phoenix
                                                            Partners, Euclid Mutual Funds (Mutual
                                                            Funds).

[PHOTO]              C. FRED BERGSTEN                       DIRECTOR, INSTITUTE FOR INTERNATIONAL
                     Age 60                                 ECONOMICS
                     Director since 1998. He has also       (nonprofit research institution)
                     served as a director of TRC and of
                     Putnam since 1998.

[PHOTO]              MAURICE R. GREENBERG                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                     Age 76                                 (insurance and financial services holding
                     Chairman since 1986. He has also       company)
                     served as the Chairman of TRC since    Director, AIG, Director, President and Chief
                     1977 and of Putnam since 1986.         Executive Officer of C.V. Starr & Co., Inc.
                                                            ('Starr'), a director of Starr International
                                                            Company, Inc. ('SICO'), private holding
                                                            companies (see 'Ownership of Certain
                                                            Securities') and a director of International
                                                            Lease Finance Corporation ('ILFC') (a wholly
                                                            owned subsidiary of AIG).

[PHOTO]              JOHN J. MACKOWSKI                      RETIRED CHAIRMAN AND CHIEF EXECUTIVE
                     Age 76                                 OFFICER, THE ATLANTIC MUTUAL COMPANIES
                     Director since 1990. He has also       (insurance)
                     served as a director of TRC and of
                     Putnam since 1990.

[PHOTO]              EDWARD E. MATTHEWS                     SENIOR VICE CHAIRMAN-INVESTMENTS AND
                     Age 70                                 FINANCIAL SERVICES, AIG
                     Director since 1986. He has also       Director, AIG, Starr, SICO and ILFC
                     served as a director of TRC since
                     1977 and of Putnam since 1986.

[PHOTO]              ROBERT F. ORLICH                       PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH,
                     Age 54                                 TRC AND PUTNAM
                     Director since 1994. He has also       Chairman, Trans Re Zurich; Director,
                     served as a director of TRC and of     Transatlantic Re Argentina S.A.
                     Putnam since 1992.

[PHOTO]              HOWARD I. SMITH                        EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
                     Age 57                                 OFFICER, AIG
                     Director since 1994. He has also       Director, AIG, Starr, SICO, ILFC and 21st
                     served as a director of TRC and of     Century Insurance Group (a majority owned
                     Putnam since 1994.                     subsidiary of AIG)


[PHOTO]              THOMAS R. TIZZIO                       SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                     Age 64                                 Director, AIG, Starr and SICO
                     Director since 1990. He has also
                     served as a director of TRC since
                     1979 and of Putnam since 1990.

    The principal occupation or affiliation of each of the nominees is shown in bold face type. Except as noted, each director has occupied an executive position with his company or an affiliate thereof for at least the past five years.

    There were four regularly scheduled meetings of the Board of Directors during 2001. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors held during the period in which they were eligible to serve, except Mr. Aihara who attended 67%, Mr. Bergsten who attended 45%, Mr. Greenberg who attended 60% and Mr. Smith who attended 57% of the meetings they were each eligible to attend. There are four regular meetings of the Board of Directors scheduled to be held during 2002.

    Messrs. Balog, Bergsten and Mackowski are the current members of the Audit Committee, which held four meetings during 2001. There are four Audit Committee meetings scheduled to be held during 2002. The Audit Committee assists the Board of Directors' oversight of TRH's financial reporting process. As part of its oversight role, the Audit Committee recommends to the Board of Directors a firm of independent accountants to serve as auditors during the ensuing fiscal year.

    The Stock Option Plan Committee administers the TRH employee stock option plans. The current members of the Stock Option Plan Committee are Messrs. Balog and Mackowski. There was one Stock Option Plan Committee meeting during 2001. One Stock Option Plan Committee meeting is scheduled for 2002.

    The Compensation Committee determines the cash compensation for senior management. The current members of the Compensation Committee are Messrs. Balog, Greenberg, Mackowski and Tizzio. There was one Compensation Committee meeting during 2001, and one Compensation Committee meeting is scheduled for 2002.

    The Board does not have a nominating committee. The full Board would normally address matters relating to the nomination of directors, but the Executive Committee of the Board of Directors is also empowered to address such matters. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of TRH except those powers specifically reserved to the whole Board. Messrs. Greenberg, Matthews and Orlich are the current members of the Executive Committee.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of TRH, AIG, Starr and SICO, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and current executive officers as a group.

                                                       EQUITY SECURITIES OWNED BENEFICIALLY
                                                             AS OF JANUARY 31, 2002(1)
                       -----------------------------------------------------------------------------------------------------
                                  TRH                         AIG                      STARR                    SICO
                             COMMON STOCK                COMMON STOCK               COMMON STOCK            VOTING STOCK
                       -------------------------   -------------------------   ----------------------   --------------------
                         AMOUNT AND                  AMOUNT AND                 AMOUNT AND              AMOUNT AND
                          NATURE OF      PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                         BENEFICIAL        OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                   OWNERSHIP(2)(3)    CLASS    OWNERSHIP(4)(5)    CLASS    OWNERSHIP(6)    CLASS    OWNERSHIP     CLASS
---------------------  ---------------    -----    ---------------    -----    ------------    -----    ---------     -----
Takashi Aihara.......      --             --            --            --          --            --        --           --
James Balog..........       20,850         .04          --            --          --            --        --           --
C. Fred Bergsten.....        3,000         .01          --            --          --            --        --           --
Paul A. Bonny........       93,334         .18           13,875         (7)       --            --        --           --
M.R. Greenberg.......      120,000         .23       45,270,172       1.73         5,000       21.74         10        8.33
John J. Mackowski....       13,875         .03          --            --          --            --        --           --
Edward E. Matthews...       60,000         .11        1,636,641        .06         2,250        9.78         10        8.33
Robert V. Mucci......      104,790         .20           20,848         (7)       --            --        --           --
Robert F. Orlich.....      269,320         .52           14,499         (7)          250        1.09      --           --
Steven S. Skalicky...       53,847         .10           38,524         (7)       --            --        --           --
Howard I. Smith......       10,875         .02          399,945        .02         1,750        7.61         10        8.33
Thomas R. Tizzio.....       60,000         .11        1,033,965        .04         1,750        7.61         10        8.33
Javier E. Vijil......       73,128         .14            2,043         (7)       --            --        --           --
All Directors and
  Executive Officers
  of TRH as a Group
  (14 individuals)...      887,847        1.70       48,430,933       1.85        11,000       47.83         40       33.32

---------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 12,750 shares, Bergsten -- 3,000 shares, Bonny -- 89,250 shares, Greenberg -- 120,000 shares, Mackowski -- 12,750 shares, Matthews -- 60,000 shares, Mucci -- 82,985 shares, Orlich -- 217,500 shares, Skalicky -- 50,737 shares, Smith -- 10,875 shares, Tizzio -- 60,000 shares, Vijil -- 69,835 shares, all directors and executive officers of TRH as a group --
    794,444 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Orlich -- 32,569 shares with his wife, Skalicky -- 1,255 shares with his wife, all directors and executive officers of TRH as a group -- 33,824 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Orlich -- 606 shares, all directors and executive officers as a group -- 606 shares.

(3) Reflects a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(4) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 1,489,648 shares, Matthews -- 493,046 shares,
    Skalicky -- 11,074 shares, Smith -- 229,471 shares, Tizzio -- 395,203 shares, all directors and executive officers of TRH as a group -- 2,618,442 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 43,658,596 shares with his wife and 121,804 shares with co-trustees, Orlich -- 14,499 shares with his wife, Skalicky -- 3,617 shares with his wife,
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    Tizzio -- 638,762 shares with his wife, all executive officers and directors of TRH as a group -- 44,437,278 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 22,300 shares, Skalicky -- 350 shares, all directors and executive officers as a group -- 22,650 shares.

    Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 18,885,999 shares held as trustee for the Starr Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the percentage ownership of AIG Common Stock shown above for each of them by .72 percent. Amount of shares shown for Mr. Greenberg also excludes 6,189,475 shares owned directly by Starr (representing 21.74 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(5) Reflects a stock split effected as a 50 percent stock dividend on the AIG Common Stock, paid July 28, 2000.

(6) As of January 31, 2002, Starr also had outstanding 6,000 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the nominees hold such shares. As of January 31, 2002, the nominees beneficially owned the following aggregate shares of various series of Starr Preferred Stock (out of an aggregate total outstanding of 313,670 shares): Greenberg (105,000); Matthews (44,500); Orlich (1,375); Smith (14,750); Tizzio (23,375). These nominees received dividends of Starr Series T Preferred Stock in 2001 out of a total issued of 27,000 shares as follows:
    Greenberg (5,000); Matthews (2,250); Orlich (250); Smith (1,750); Tizzio (1,750). Mr. Greenberg also beneficially owned 100 shares of Starr's 5% Subordinated Preferred Stock as of January 31, 2002.

(7) Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders have been complied with, except for Mr. Bonny who failed to timely report the sale of 1,500 shares of TRH Common Stock, and Mr. Orlich and Mr. Vijil who failed to timely report the right to purchase 144 shares and 139 shares, respectively of TRH Common Stock pursuant to the TRH Employee Stock Purchase Plan. In addition, Mr. Vijil failed to timely report the sale of 300 shares and 1,575 shares of TRH Common Stock in April, 2001 and May, 2001, respectively. All of these late filings have now been made. In making these statements, TRH has relied on written representations of its directors, officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    All directors, except those who are TRH employees, receive an annual retainer of $17,500 and a fee of $700 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On December 3, 2001 the Stock Option Plan Committee granted a total of 26,000 options to purchase TRH Common Stock to Messrs. Bergsten (3,000 options), Greenberg (10,000 options), Matthews (5,000 options), Smith (3,000 options) and Tizzio (5,000 options). Additionally, on December 3, 2001, the full Board of Directors granted options to purchase 3,000 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 2000 Stock Option Plan. The options were granted at fair market value on the date of grant ($90.99 per share) and first become exercisable at a rate of 25% per year commencing in December, 2002.

    The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 2001, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS                               SICO
                                         ANNUAL          --------------------                        LTIP
                                     COMPENSATION(1)     SECURITIES                               PAYOUTS NOT
                                   -------------------   UNDERLYING    LTIP        ALL OTHER        PAID BY
          NAME              YEAR    SALARY     BONUS     OPTIONS(2)   PAYOUTS   COMPENSATION(3)     TRH(4)
          ----              ----    ------     -----     ----------   -------   ---------------     ------
Robert F. Orlich ........   2001   $665,000   $268,000     40,000      --           $10,500       $       --
President and CEO           2000    626,538    244,000     45,000      --            10,500        3,123,000
                            1999    576,923    304,000     45,000      --            10,000          241,861

Steven S. Skalicky ......   2001   $425,000   $ 90,000     12,500      --           $10,500       $  108,806
Exec. V.P. and CFO          2000    400,963     70,000     15,000      --            10,500          726,804
                            1999    354,231    100,000     15,000      --            10,000          115,172

Paul A. Bonny ...........   2001   $372,764   $ 71,000     12,500      --           $47,207       $  124,350
Exec. Vice President        2000    362,756     70,000     15,000      --            42,464          707,457
                            1999    348,373     90,000     15,000      --            38,200           98,719

Javier E. Vijil .........   2001   $390,000   $ 70,000     12,500      --           $ 6,999       $   94,511
Exec. Vice President        2000    361,154     64,000     15,000      --             6,999          532,238
                            1999    326,346     81,000     15,000      --             6,666           --

Robert V. Mucci .........   2001   $360,000   $ 66,000     10,000      --           $10,500       $  124,350
Sr. Vice President          2000    335,963     64,000     12,750      --            10,500          687,013
and Actuary                 1999    306,154     81,000     12,000      --            10,000          131,625

---------

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.

(2) Amounts shown for 1999 and 2000 reflect a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(3) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)

(4) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the 'SICO Plan') and will not be paid by or charged to TRH. Amounts shown represent the value of shares of AIG Common Stock allocated and/or paid out under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is paid by or charged to TRH. The SICO Plan provides that shares currently owned by SICO may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In May, 1999 Messrs. Orlich, Skalicky, Bonny and Mucci received a partial payout relating to the 1995-1996 SICO Plan and in May, 2000
                                              (Footnotes continued on next page)

(Footnotes continued from previous page) they received a partial payout relating to the 1995-1996 SICO Plan. In May, 2001 Messrs. Skalicky, Bonny and Mucci received a partial payout relating to the 1997-1998 SICO Plan and in July, 2001 Mr. Vijil received a partial payout relating to the 1997-1998 SICO Plan. The amounts distributed by SICO to the participants in 1999, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 1999, as follows: Orlich -- $241,861; Skalicky -- $115,172; Bonny -- $98,719;
    Mucci -- $131,625. The amounts distributed by SICO to the participants in 2000, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 2000, as follows:
    Orlich -- $284,400; Skalicky -- $135,429; Bonny -- $116,082;
    Mucci -- $154,775. The amounts distributed by SICO to the participants in 2001, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 2001, as follows:
    Skalicky -- $108,806; Bonny -- $124,350; Mucci -- $124,350. The amount distributed by SICO to Mr. Vijil in 2001, and included in the value shown in the table of $94,511, represented the market value of shares of AIG Common Stock at July 20, 2001. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 2001, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December 1998 with respect to the January 1, 1999 to December 31, 2000 period. The values shown for the year 2000 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 2000 of $98.5625, allocated as follows: Orlich -- 28,800 shares; Skalicky -- 6,000 shares; Bonny -- 6,000 shares; Vijil -- 5,400 shares; Mucci -- 5,400 shares.

    The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 2000 Stock Option Plan during 2001, and
(ii) option exercises during 2001, and option values as of December 31, 2001, with respect to options to purchase TRH Common Stock granted under the TRH 2000 Stock Option Plan, TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------
                                          % OF                                     POTENTIAL REALIZABLE
                          NUMBER OF      TOTAL                                      VALUE(4) AT ASSUMED
                          SECURITIES    OPTIONS                                    ANNUAL RATES OF STOCK
                          UNDERLYING   GRANTED TO                                  PRICE FOR OPTION TERM
                           OPTIONS     EMPLOYEES    EXERCISE                      -----------------------
         NAME              GRANTED      IN 2001      PRICE     EXPIRATION DATE      5%(2)        10%(3)
         ----              -------      -------      -----     ---------------      -----        ------
Orlich.................     40,000       22.17       $90.99    December 3, 2011   $2,292,800   $5,786,800
Skalicky...............     12,500        6.93       $90.99    December 3, 2011      716,500    1,808,375
Bonny..................     12,500        6.93       $90.99    December 3, 2011      716,500    1,808,375
Vijil..................     12,500        6.93       $90.99    December 3, 2011      716,500    1,808,375
Mucci..................     10,000        5.54       $90.99    December 3, 2011      573,200    1,446,700

---------

(1) The options reflected in the table were granted in December 2001 and will become exercisable at a rate of 25% per year, commencing in December 2002.

(2) The appreciated price would be $148.31 per share.

(3) The appreciated price would be $235.66 per share.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. Options would have no realized value if there were no appreciation or if there were depreciation from the price at which the options were granted.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                             TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                        UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                          NUMBER OF                       AT FISCAL YEAR END(1)         AT FISCAL YEAR END(3)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE(1)    REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------    -----------   -----------   -------------   -----------   -------------
Orlich...............      50,624        $3,050,640      217,500        105,625      $11,206,798    $2,210,163
Skalicky(4)..........       1,200            73,408       50,737         35,000        2,373,741       762,155
Bonny................       3,375           214,110       89,250         35,000        4,743,781       762,155
Vijil................       7,500           345,690       69,835         35,000        3,510,679       762,155
Mucci................           0                 0       82,985         28,376        4,571,581       617,594

---------

(1) Reflects a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(2) Aggregate market value on date of exercise less aggregate option price.

(3) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $91.00 per share, as of December 31, 2001.

(4) In addition to the options disclosed in the table, exercisable options for Mr. Skalicky includes 11,074 AIG options. The in-the-money value of these options is $726,841 based on a fair market value of AIG Common Stock of $79.40 per share, as of December 31, 2001. These options reflect the AIG Common Stock split effected as a 50 percent stock dividend in July 2000.

    Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio or certain of them, are directors, officers or employees of SICO, directors and members of the Starr Foundation and directors, officers or employees of Starr. These individuals also receive compensation as officers or employees of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for TRH matters and such compensation is not included in the compensation for services to TRH shown in the Summary Compensation Table.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted (with respect to the 2001-2002 period) to the five individuals named in the Summary Compensation Table.

                    SICO LONG-TERM INCENTIVE PLAN AWARDS(1)

                                             NUMBER OF
NAME                                           UNITS     PERFORMANCE PERIOD  ESTIMATED FUTURE PAYOUTS
----                                           -----     ------------------  ------------------------
Orlich.....................................    1,400         Two years                 0 shares
Skalicky...................................      650         Two years                 0 shares
Bonny......................................      600         Two years                 0 shares
Vijil......................................      550         Two years                 0 shares
Mucci......................................      450         Two years                 0 shares

---------

(1) Awards represent grants of units under the SICO Plan described in Note 4 to the Summary Compensation Table with respect to the two-year period from January 1, 2001 through December 31, 2002. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 2001-2002 period and the value of such shares cannot be determined at this time. For the year ended December 31, 2001, there was no increase in SICO's retained earnings attributable to the AIG Common Stock held by SICO. Therefore, if a determination had been made based upon current estimates, there would be no shares allocated for the 2001-2002 period. The number of shares
                                               (Footnote continued on next page)

(Footnote continued from previous page)
    allocable to the named individuals based upon the units awarded to them for the 2001-2002 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 2001-2002 period were an average of those used to allocate the shares of AIG Common Stock for the prior two plan periods would be as follows: Orlich -- 28,000 shares, Skalicky -- 9,750 shares, Bonny -- 9,000 shares, Vijil -- 5,500 shares, Mucci -- 4,500 shares. As noted in the description of the SICO Plan in Note 4 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age. Any payments ultimately distributed under the SICO Plan will not be paid by TRH and will not be dilutive to TRH shareholders.

PENSION BENEFITS

    TRH employees are eligible to participate in or have participated in various AIG benefit plans.

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus ..925% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The AIG savings plan ('401(k) Plan') for employees, including employees of TRH and its subsidiaries, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

           3 YEAR                       TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
       AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION          10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
        ------------          --------   --------   --------   --------   --------   --------   --------
$125,000....................  $ 14,854   $ 22,281   $ 29,708   $ 37,136   $ 44,563   $ 51,990   $ 59,417
 150,000....................    18,417     27,625     36,833     46,042     55,250     64,458     73,667
 175,000....................    21,979     32,969     43,958     54,948     65,938     76,927     87,917
 200,000....................    25,542     38,313     51,083     63,854     76,625     89,396    102,167
 225,000....................    29,104     43,656     58,208     72,761     87,313    101,865    116,417
 250,000....................    32,667     49,000     65,333     81,667     98,000    114,333    130,667
 300,000....................    39,792     59,688     79,583     99,479    119,375    139,271    159,167
 375,000....................    50,479     75,719    100,958    126,198    151,438    176,677    201,917
 400,000....................    54,042     81,063    108,083    135,104    162,125    189,146    216,167
 500,000....................    68,292    102,438    136,583    170,729    204,875    239,021    273,167
 600,000....................    82,542    123,813    165,083    206,354    247,625    288,896    330,167
 750,000....................   103,917    155,875    207,833    259,792    311,750    363,708    415,667

    With respect to the individuals named in the Summary Compensation Table on page 7, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 2001 are as follows: Orlich 15.17 years, Skalicky 15.42 years, Vijil 7.92 years, Mucci 18.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 2001 was as follows: Orlich -- $665,000; Skalicky -- $425,000; Vijil -- $390,000; Mucci -- $360,000.

    Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 2001.

    During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed approximately 15 percent of his pensionable salary in 2001. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 2001, TRH contributed approximately 13 percent of Mr. Bonny's pensionable salary of $372,764 to the plan based on his age, voluntary contribution and his
19.9 years of pensionable service.

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1996 through December 31, 2001, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the Insurance (PPTY-CAS)-500 Index which was formerly called Standard & Poor's Property-Casualty Insurance Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1996

                        [CUMULATIVE PERFORMANCE GRAPH]


                                Dec. 96      Dec. 97     Dec. 98     Dec. 99      Dec. 00       Dec. 01
                                -------      -------     -------     -------      -------       -------
Transatlantic Holdings, Inc.      $100       $134.00     $142.38     $148.02      $201.92       $261.53
Insurance (PPTY-CAS)-500           100        145.47      135.35      100.90       157.14        144.50
S&P Midcap 400 Index               100        132.25      157.52      180.71       212.35        196.42

RELATIONSHIP WITH AIG

    AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management. U.S.-based property and casualty insurance subsidiaries of AIG currently have a group rating of 'A++ (Superior)', the highest rating classification, by A.M. Best Company. The AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group') is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.

    AIG owns 59.82% of the outstanding TRH Common Stock. Four of TRH's 9 current directors, including the Chairman, are executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and Chairman and Chief Executive Officer; Mr. Matthews is a Director and Senior Vice
Chairman -- Investments and Financial Services; Mr. Smith is a Director, Executive Vice President and Chief Financial Officer and Mr. Tizzio is a Director and Senior Vice Chairman -- General Insurance.

AIG GROUP REINSURANCE

    TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects the AIG Group reinsurance offered based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to the AIG Group treaty reinsurance; however, TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes at least one director of TRH who is not an employee of the AIG Group, monitors TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').

    Approximately $232 million (10%), $209 million (11%) and $184 million (11%) of gross premiums written by TRH in the years 2001, 2000 and 1999, respectively, were attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $50 million, $38 million and $34 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group versus non-AIG Group business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

    TRH retroceded approximately $113.5 million of gross premiums written to the AIG Group in 2001 and received ceding commissions of approximately $10.9 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

    Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH may terminate the agreements by giving six months' written notice to AIG. TRH paid approximately $3.9 million to the AIG Group for these services in 2001. (See 'Compensation Committee Interlocks and Insider Participation').

    Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 2001, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $4.0 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2001.

    TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions.

    TRH maintains policies of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2001, TRH paid AIG approximately $12,000 for its allocable portion of AIG's D&O premiums.

    These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR

    SICO and Starr owned 12.0% and 1.81%, respectively of AIG's outstanding common stock at January 31, 2002. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').

    Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $4,743,000 in 2001. From these payments, which constituted less than 2.2% of Starr's gross revenues in 2001, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.24% of TRH's gross revenues in 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act.
Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is a director and Senior Vice Chairman-General Insurance of AIG.
Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 59.82% of the outstanding TRH Common Stock and members of the AIG Group engage in reinsurance and retrocession transactions with TRH, and provides certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $232 million (10%) of gross premiums written by TRH in 2001 was attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $50 million in such year. TRH retroceded approximately $113.5 million of gross premiums written to the AIG Group in 2001 and received ceding commissions of approximately $10.9 million for the production of such business. TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions. Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH paid approximately $3.9 million to the AIG Group for these services in 2001. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 2001, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately $4.0 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2001. TRH maintains policies of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2001, TRH paid AIG approximately $12,000 for its allocable portion of AIG's D&O premiums. SICO, Starr and the Starr Foundation owned 12.0%, 1.81% and 2.30%, respectively, of AIG Common Stock at January 31, 2002. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $4,743,000 in 2001. From these payments, which constituted less than 2.2% of Starr's gross revenues in 2001, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.24% of TRH's gross revenues in 2001. The members of the Stock Option Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee ('Committee') met on December 3, 2001. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option Plan Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.

    The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the

Committee reviewed and compared the compensation of each of the senior executive officers of the Company to data from a special cut of the 2001 Sibson Reinsurance Survey ('Sibson'). The Sibson special cut is comprised of companies in the New York area against which the Company competes for personnel. The Committee also reviewed the 2000 compensation of the highest paid executive officers of selected competitors from publicly available information, as well as financial data such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990. The Committee considered the Company's performance in 2001 in light of the events that took place. Accordingly, based solely on a subjective review, the Committee decided to keep the base salary of Robert F. Orlich, the Company's President and Chief Executive Officer, at $665,000. Mr. Orlich was given a 2001 bonus. The Committee also decided to keep the base salary of the other executives level with respect to their 2001 salaries. The other executives were also given 2001 bonuses based upon a subjective review of their respective responsibilities and contributions to the Company.

    The Committee noted the fact that certain of the Company's executive officers participate in the SICO Plan. The Company does not have any ownership interest in, or right to control SICO. Accordingly, the SICO Board makes determinations about participation in the SICO Plan independently of the Company and of the Committee.

    The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). No executive officer's cash compensation in 2001 exceeded $1 million. No executive officer's cash compensation payable by the Company in 2002 is expected to exceed $1 million. The Company has structured the TRH 1990, 1995 and 2000 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Code Section 162(m).

                                            COMPENSATION COMMITTEE:

                                            James Balog, Chairman
                                            M.R. Greenberg
                                            John J. Mackowski
                                            Thomas R. Tizzio

        REPORT OF THE STOCK OPTION PLAN COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option Plan Committee ('Committee') met on December 3, 2001. The Committee is composed solely of non-employee directors. The Committee is responsible for administering the TRH stock option plans. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee reviewed, considered and approved management's recommendation to grant 206,400 stock options under the TRH 2000 Stock Option Plan at an exercise price of $90.99 per share, the market price on the date of grant, which includes 40,000 options granted to the Company's President and Chief Executive Officer, Robert F. Orlich; 12,500 options granted to the Company's Executive Vice President and Chief Financial Officer, Steven S. Skalicky; 12,500 options granted to the Company's Executive Vice President/President International Operations, Paul A. Bonny; 12,500 options granted to the Company's Executive Vice President/President Latin American Division, Javier E. Vijil and 10,000 options granted to the Company's Senior Vice President and Actuary, Robert V. Mucci. Management's recommendations are based on a subjective assessment of the individuals, the nature of their responsibilities and their contribution to the Company. Included in the option grant are a total of 26,000 stock options to the following Directors: M.R. Greenberg -- 10,000 options, Edward E.
Matthews -- 5,000 options, Thomas R. Tizzio -- 5,000 options, Howard I.
Smith -- 3,000 options and C. Fred Bergsten -- 3,000 options. The option grants to

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directors were made after reviewing and approving management's recommendations, which were based on a subjective assessment of each individual's past and prospective contribution to the Company.

                                            STOCK OPTION PLAN COMMITTEE:

                                            James Balog, Chairman
                                            John J. Mackowski

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee ('Committee') is to assist the Board of Directors in its oversight of TRH's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are 'independent', as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 22, 2001. The Charter was attached to TRH's 2001 Proxy Statement. As set forth in the Audit Committee's Charter, the management of TRH is responsible for the preparation, presentation and integrity of TRH's financial statements, TRH's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing TRH's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent accountants to TRH and audit and non-audit services to TRH's affiliates is compatible with maintaining their independence and has discussed with the accountants their independence with regard to TRH.

    The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of TRH's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that TRH's auditors are in fact 'independent'.

    Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in TRH's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

                                            AUDIT COMMITTEE:

                                            John J. Mackowski, Chairman
                                            James Balog
                                            C. Fred Bergsten

            II. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 2002. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of TRH's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in TRH's Quarterly Reports on Form 10-Q for that fiscal year were $434,241.

    Financial Information Systems Design and Implementation Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $0.

    All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to TRH, other than the services described above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees', for the fiscal year ended December 31, 2001 were $135,897.

    Ratification of the selection of accountants requires approval by a majority of the shares of TRH Common Stock present and entitled to vote at the meeting. Neither TRH's Certificate of Incorporation, as amended, nor By-Laws, as amended, require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as its independent accountants. TRH's Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of TRH and its stockholders.

    Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

               III. STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2003 annual meeting, and included in the Proxy Statement, should be sent to the TRH Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 9, 2002. In addition, under TRH's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's By-laws. A copy of TRH's By-laws which describes the advance notice procedures can be obtained from the TRH Secretary.

                               IV. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation;' 'Report of the Audit Committee' (to the extent permitted by the rules of the Securities and Exchange Commission) and 'Performance Graph' shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMMENTS

    In accordance with a notice sent to certain stockholders of TRH Common Stock who hold TRH Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Stockholders and Proxy Statement and TRH's 2001 Annual Report to Stockholders is being sent to that address unless TRH receives contrary instructions from any stockholder at that address. This practice, known as 'householding', is designed to reduce printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or TRH's Annual Report to Stockholders, he or she may contact Investor Relations at 80 Pine Street, New York, New York 10005, 212-770-2040 and TRH will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a stockholder receives multiple copies of TRH's proxy materials and annual reports, he or she may request householding in the future by contacting TRH's Investor Relations.

PROXY SOLICITATION

    TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. TRH will reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                                                      Appendix 1

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PROXY                                                                     PROXY

                          TRANSATLANTIC HOLDINGS, INC.
              Proxy Solicited on Behalf of the Board of Directors
                 Annual Meeting of Stockholders - May 16, 2002

         Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc. held of record on March 22, 2002 by the undersigned, at the Annual Meeting of Stockholders to be held on May 16, 2002 and at any adjournment thereof.

         The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

         The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 2001.

         The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors, FOR the proposal described in item 2 and in their discretion to vote upon any other matters that may properly come before the meeting.

  Management urges you to sign and return this Proxy immediately to ensure its vote at the Annual Meeting to be held on May 16, 2002.

 No postage is required if returned in the enclosed envelope and mailed in the
                                 United States.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

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


                            YOUR VOTE IS IMPORTANT.
                     Please mark, sign, date and return the
                proxy card promptly using the enclosed envelope.

                         Annual Meeting of Stockholders
                          TRANSATLANTIC HOLDINGS, INC.

                                  May 16, 2002

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

       Please mark your
A [X]  votes as in this
       example.

TRANSATLANTIC HOLDINGS, INC.

The Board of Directors Recommends
a Vote FOR Proposals 1 and 2.

                 FOR ALL   WITHHOLD ALL
1. Election of     [ ]          [ ]
   Directors

FOR ALL (except nominee(s) written below)

-----------------------------------------

Nominees:
   Takashi Aihara
   James Balog
   C. Fred Bergsten
   Maurice R. Greenberg
   John J. Mackowski
   Edward E. Matthews
   Robert F. Orlich
   Howard I. Smith
   Thomas R. Tizzio


                                         FOR     AGAINST     ABSTAIN
2. Proposal to select                    [ ]       [ ]         [ ]
   PricewaterhouseCoopers LLP as
   independent accountants:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s):________________________________ Date:___________, 2002

IMPORTANT: Signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should both sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

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